UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	September 29, 2004

Host America Corporation

(Exact name of registrant as specified in its charter)

Colorado	0-16196	06-1168423

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Broadway Hamden, Connecticut	06518

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(203) 248-4100

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events

            On September 29, 2004, Host America Corporation (“Host”), R.S. Services, Inc. (“R.S. Services”), Ronald Ray Sparks (as sole shareholder of R.S. Services) and GlobalNet Acquisition Corp. (“Global”) signed a definitive Agreement of Merger and Plan of Reorganization (the “Merger Agreement”).  On the effective date, R.S. Services will be merged with and into Global.  Following the merger the separate corporate existence of R.S. Services shall cease and Global shall continue as the surviving company and a wholly-owned subsidiary of Host.  R.S. Services will become part of Host’s energy management division.

            Under the terms of the Merger Agreement, upon closing, Host shall initially issue 431,777 shares of its restricted common stock and pay $200,000 in cash to Mr. Sparks.  $80,000 worth of Host’s restricted common stock to be initially issued to Mr. Sparks upon the closing of the merger shall be held in escrow to satisfy certain post-closing adjustments to the purchase price, as described in the attached Merger Agreement.

            In addition to the Host common stock and cash to be issued upon the closing of the merger, Mr. Sparks can earn additional cash and Host restricted common stock based on the performance of Host’s energy management division.  Host will also assume approximately $600,000 of R.S. Services existing debt.

            Mr. Sparks will receive an additional $200,000 in cash and $872,500 worth of Host’s restricted common stock if the energy management division generates a total of $20 million in sales for the 24-month period after the closing date of the merger.  If $30 million in divisional sales are reached for the 30-month period after the closing date of the merger, another $200,000 in cash and $336,250 worth of Host restricted common stock will be issued to Mr. Sparks.  If $40 million in divisional sales are reached in the 36-month period after the closing date of the merger, $536,250 worth of Host restricted common stock will be issued to Mr. Sparks.  If the $40 million division sales goal is not reached for the 36th month period after the closing date of the merger, but division sales exceed $30 million, Host will issue to Mr. Sparks additional restricted common stock based on a ratio of sales achieved, as described in the attached Merger Agreement.  These “earn-out” periods expire three years from the closing date of the merger.

            In connection with the Merger Agreement, Host will enter into an employment agreement with Mr. Sparks and retain as employees, certain individuals to be designated by Mr. Sparks.  In addition, Mr. Sparks will be required to enter into a covenant not to compete in the states where Host and Global engage in business for an as yet to be determined period.

            The proposed merger is subject to approval by the holders of a majority in interest of Host’s common stock, and the issuance of Host’s common stock in exchange for all of the R.S. Services common stock pursuant to the Merger Agreement.  In addition, the proposed merger is subject to and conditioned upon the satisfaction of each parties’ representations and warranties, and the satisfaction of other customary closing conditions.

            The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is attached as an exhibit hereto and is incorporated herein by reference in its entirety.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Exhibit Title or Description
10.77	Agreement of Merger and Plan of Reorganization dated September 29, 2004 by and among Host America Corporation, GlobalNet Acquisition Corp., R.S. Services, Inc. and Ronald Ray Sparks

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST AMERICA CORPORATION

Dated: October 4, 2004	By: /s/ Geoffrey Ramsey
Geoffrey Ramsey
Chief Executive Officer

HOST AMERICA CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.77	Agreement of Merger and Plan of Reorganization dated September 29, 2004 by and among Host America Corporation, GlobalNet Acquisition Corp., R.S. Services, Inc. and Ronald Ray Sparks